Exhibit 99.1

For Immediate Release

UNILENS VISION REPORTS THIRD QUARTER OPERATING RESULTS

NINE-MONTH DILUTED E.P.S. OF $0.30 COMPARE WITH $0.28 IN PRIOR-YEAR PERIOD

LARGO, Florida (May 28, 2010) – Unilens Vision Inc. (OTC Bulletin Board: UVIC; TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the third quarter and first nine months of FY2010.

Royalty income for the quarter ended March 31, 2010 increased slightly to a third quarter record of $734,803, compared with $734,249 in the three months ended March 31, 2009. Sales of licensed products by the Company’s licensee, Bausch & Lomb, continued to increase, resulting in higher royalty income.

Net sales excluding royalty income declined to $1,535,454 in the most recent quarter, versus $1,701,043 in the third quarter of FY2009. The decrease in sales was primarily due to a soft U.S. economy and increased competition from new product offerings and rebate programs.

FY2010 third quarter pretax income decreased 39.5% to $450,559, compared with $745,249 in the third quarter of FY2009. The decrease was primarily attributable to (1) a reduction in gross profit resulting from lower sales, (2) one-time administrative expenses of approximately $110,000 associated with stock compensation expense and the migration of the Company’s corporate presence from Canada to the U.S., and (3) interest expense and amortization of loan fees of approximately $60,000 related to financing of the stock repurchase completed in January 2010.

After recording net income tax expense of $174,990, the Company reported net income of $275,569 in the most recent quarter, a decrease of 38.3% when compared with net income of $446,850 in the year-earlier quarter (after income tax expense of $298,399). The Company earned $0.10 per diluted share in the third quarter of FY2010, versus earnings of $0.10 per diluted share in the third quarter of FY2009. Diluted per-share earnings were calculated on 2,855,684 common shares in the FY2010 third quarter, versus 4,555,678 diluted shares in the prior-year quarter. The 37% decrease in average diluted shares resulted from the Company’s repurchase of 2,188,861 outstanding shares of common stock on January 20, 2010.

“The decline in third quarter earnings was primarily due to the introduction of new products and marketing programs by certain competitors in the midst of an economic recession, combined with one-time administrative expenses,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “We have developed strategies to address recent competitive challenges and will continue to build upon our reputation as ‘The Independent Eye Care Professionals’ Contact Lens Company’. Meanwhile, our royalty income stream continues to grow as Bausch & Lomb utilizes our proprietary technology in new products and markets its contact lenses in an expanding number of countries around the world.”

Royalty income for the nine months ended March 31, 2010 increased 6.6% to a record $2,253,865, compared with $2,114,215 in the first nine months of FY2009, demonstrating continued sales growth of licensed products by Bausch & Lomb.

For the nine months ended March 31, 2010, net sales excluding royalty income declined to $4,633,666, compared with $4,992,811 in the corresponding period of the previous fiscal year. Net sales of the Company’s C-Vue brand disposable contact lenses increased approximately 0.5% during the first nine months of FY2010, while sales of custom lenses and replacement products continued to decline, as expected.

Pretax income for the nine months ended March 31, 2010 decreased 10.6% to $1,895,360, compared with $2,120,225 in the prior-year period. After recording net income tax expense of $700,395, the Company reported net income of $1,194,965, for the nine months ended March 31, 2010, versus net income (after income tax expense of $848,063) of $1,272,162 in the first nine months of FY2009. The Company earned $0.30 per diluted share in the nine months ended March 31, 2010, versus earnings per diluted share of $0.28 in the prior-year period. Diluted per-share earnings were calculated on 3,998,122 common shares in the first nine months of FY2010, compared with 4,556,425 diluted shares in the corresponding period in FY2009. The 12% decrease in average diluted shares resulted from the Company’s repurchase of 2,188,861 outstanding shares of common stock in January 2010.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida, develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Bulletin Board under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

(Note: All financial information in this release is stated in U.S. Dollars.)

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531

UNILENS VISION INC.

THIRD QUARTER - FISCAL 2010

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(All figures in U.S. Dollars)

RESULTS OF OPERATIONS

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Nine months Ended March 31, 2010	Nine months Ended March 31, 2009
Sales	$1,535,454	$1,701,043	$4,633,666	$4,992,811
Cost of sales	912,581	943,931	2,717,169	2,752,561

	622,873	757,112	1,916,497	2,240,250

Expenses	827,865	731,093	2,204,063	2,206,395

(Loss) income from operations	(204,992)	26,019	(287,566)	33,855
Other items:
Royalty income	734,803	734,249	2,253,865	2,114,215
Other expense	(16,059)	(12,917)	(15,236)	(19,406)
Remeasurement expense	(3,398)	(2,479)	(1,575)	(11,463)
Interest (expense) income	(59,795)	377	(54,128)	3,024

	655,551	719,230	2,182,926	2,086,370

Income before income tax expense	450,559	745,249	1,895,360	2,120,225
Income tax expense	174,990	298,399	700,395	848,063

Net income for the period	$275,569	$446,850	$1,194,965	$1,272,162

Net income per common share:
Basic	$0.10	$0.10	$0.30	$0.28
Diluted	$0.10	$0.10	$0.30	$0.28

CASH FLOWS
Provided (used) by:
Operating activities	$398,389	$960,719	$2,122,312	$2,255,774
Investing activities	237,343	(264,083)	477,219	(329,144)
Financing activities	(1,559,953)	(409,565)	(2,691,349)	(2,593,908)

Increase (decrease) in cash	$(924,221)	$287,071	$(91,818)	$(667,278)

BALANCE SHEET

	June 30, 2009	March 31, 2010	March 31, 2009
Cash and certificates of deposit	$1,678,626	$1,085,233	$1,174,735
Total assets	5,749,661	4,552,449	5,529,389
Current liabilities	1,056,312	2,444,815	1,024,441
Total liabilities	1,056,312	7,044,815	1,024,441
Stockholders’ equity (deficit)	$4,693,349	$(2,492,366)	$4,504,948